UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2012 (March 22, 2012)

DJO Finance LLC

(Exact name of registrant as specified in its charter)

Delaware	333-142188	20-5653965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1430 Decision Street

Vista, CA 92081

(Address of principal executive offices, including zip code)

(760) 727-1280

(Registrant’s telephone number including area code)

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-14(c))

Item 5.02.    Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2012, the Board of Directors (the “Board”) of our parent company, DJO Global, Inc. (the “Company”) increased the size of the Board to eleven and elected John Chiminsky to serve as a director of the Company.  Mr. Chiminski currently serves as President and Chief Executive Officer of Catalent Pharma Solutions. From 2007 until March 2009 when he joined Catalent Pharma Solutions, Mr. Chiminski served as President and Chief Executive Officer of GE Medical Diagnostics, a global business with sales of $1.9 billion.  From 2005 to 2007, he served as Vice President and General Manager of GE Healthcare’s Global Magnetic Resonance Business, and from 2001 to 2005, Mr. Chiminski served as Vice President and General Manager of Global Healthcare Services. Mr. Chiminski holds a B.S. from Michigan State University and an M.S. from Purdue University, both in electrical engineering, as well as a Master in Management degree from the Kellogg School of Management at Northwestern University.  He is on the Board of Trustees for HealthCare Institute of New Jersey.

On March 22, 2012, the Board’s Compensation Committee approved Mr. Chiminsky’s compensation for his services as a director consisting of $75,000 annually, which is consistent with that of the Company’s other outside directors. The Compensation Committee also granted Mr. Chiminsky options pursuant to the Form of DJO Global, Inc. Directors’ Nonstatutory Stock Option Agreement under the 2007 Incentive Stock Plan (the “Directors’ Stock Option Agreement”), which was previously filed as Exhibit 10.7 to DJO Finance LLC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and is incorporated herein by reference. Pursuant to the Directors’ Stock Option Agreement, Mr. Chiminsky was granted options to purchase approximately $75,000 in value of the Company’s common stock, consisting of options for 4,600 shares of common stock valued at an exercise price of $16.46 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

DJO FINANCE LLC
Date: March 28, 2012
	By:	/s/ DONALD M. ROBERTS
	Name:	Donald M. Roberts
	Title:	Executive Vice President & General Counsel